Exhibit 99.1

ArrowMark Financial Corp. Announces Officer Changes

DENVER, CO, June 30, 2026 -- ArrowMark Financial Corp. (Nasdaq: BANX) (“ArrowMark Financial” or the “Fund”), an SEC-registered closed-end management investment company, today announced the appointment of Katie Jones as Chief Financial Officer of the Fund, effective immediately. Pat Farrell, who previously served as Chief Financial Officer, retired from the Fund. ArrowMark Financial also announced that Dana Staggs, President of the Fund will depart, both are effective August 2, 2026. Both have been tremendous contributors to the Fund, and the team is grateful for their many years of dedicated service.

Ms. Jones has been a key member of the ArrowMark Financial team since ArrowMark Partners assumed management of the Fund in 2019. Over the past seven years, she has been integral to the operations of the Fund, demonstrating deep expertise and a sustained commitment to the Fund’s investment objectives and shareholder interests. Her appointment as Chief Financial Officer reflects the confidence the Board of Directors places in her capabilities and her extensive knowledge of the Fund’s operations.

“Katie has been an invaluable member of our team since ArrowMark took over management of the Fund in 2019, and we are confident that her deep operational expertise and dedication make her exceptionally well-suited to serve as our Chief Financial Officer,” said Chairman & CEO Sanjai Bhonsle. “We are deeply grateful for both Dana Staggs’s and Pat Farrell’s contributions to the Fund. Dana’s responsibilities will be assumed by multiple members of the investment team who have been closely involved in the product, and Pat’s CFO responsibilities will be transitioned to Katie. We wish them both well in their future endeavors, and this transition reflects our continued commitment to strong governance and operational excellence on behalf of our shareholders.”

The Company thanks Dana Staggs and Pat Farrell for their service and leadership and wishes them continued success.

About ArrowMark Financial Corp.

ArrowMark Financial Corp. is an SEC registered non-diversified, closed-end fund listed on the NASDAQ Global Select Market under the symbol “BANX.” Its investment objective is to provide shareholders with current income. The Fund pursues its objective by investing primarily in regulatory capital securities of financial institutions. ArrowMark Financial is managed by ArrowMark Asset Management, LLC. To learn more, visit ir.arrowmarkfinancialcorp.com or contact the Fund’s secondary market service agent at 877-855-3434.

Disclaimer and Risk Factors:

There is no assurance that ArrowMark Financial will achieve its investment objective. ArrowMark Financial is subject to numerous risks, including investment and market risks, management risk, income and interest rate risks, banking industry risks, preferred stock risk, convertible securities risk, debt securities risk, liquidity risk, valuation risk, leverage risk, non-diversification risk, credit and counterparty risks, market at a discount from net asset value risk and market disruption risk. Shares of closed-end investment companies may trade above (a premium) or below (a discount) their net asset value. Shares of ArrowMark Financial may not be appropriate for all investors. Investors should review and consider carefully ArrowMark Financials’ investment objective, risks, charges and expenses. Past performance does not guarantee future results.

The Annual Report, Semi-Annual Report and other regulatory filings of the Fund with the SEC are accessible on the SEC’s website at www.sec.gov and on the Fund’s website at ir.arrowmarkfinancialcorp.com.

Contact:

BANX@destracapital.com

Destra Capital Advisors LLC (877) 855-3434

Destra Capital Advisors LLC provides secondary market services for the Fund by agreement.